Exhibit 99.1

MAD CATZ® ANNOUNCES $3.7 MILLION REGISTERED DIRECT OFFERING

San Diego, CA – March 25, 2015 – Mad Catz Interactive, Inc. (“Mad Catz” or the “Company”) (NYSE MKT/TSX: MCZ), announced today that it has entered into a securities purchase agreement with certain institutional investors to sell 8,980,773 shares of its common stock and warrants to purchase up to 4,490,387 shares of its common stock. The securities will be sold in units at a price of $0.41 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.5 shares of common stock at an exercise price of $0.61 per whole share. The warrants will be exercisable for a period of five years beginning on the six-month anniversary of original issuance and ending on the date that is five years after the initial exercise date. The offering is expected to result in net proceeds to Mad Catz of approximately $3.3 million, after deducting the placement agent’s commissions and estimated offering expenses.

The closing of the offering is expected to occur on or about March 30, 2015, subject to customary closing conditions, at which time Mad Catz will receive the cash proceeds and deliver the securities to the investors.

The principal purpose of the offering is to enhance liquidity, working capital and operational flexibility. Mad Catz may also use a portion of the net proceeds to procure long lead time materials related to the manufacturing of products for the upcoming launch of the Rock Band 4 video game.

“While the team has done a good job managing working capital during the console transition, working capital remains tight,” said Darren Richardson, President and Chief Executive Officer of Mad Catz. “Rock Band 3 was very successful for Mad Catz in 2010, and we believe that Rock Band 4, launching this holiday, will be even more successful. Additionally, the new consoles are being adopted at record rates, PC gaming continues to grow, and we believe mobile gaming is becoming an addressable market with longer-term growth opportunities. Completing this equity financing provides additional capital needed to take advantage of these growth opportunities.”

Roth Capital Partners acted as the sole placement agent in connection with the transaction.

The securities are being offered by the Company pursuant to an effective shelf registration statement (Registration Statement No. 333-198930), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) as of November 5, 2014. A prospectus supplement and accompanying base prospectus relating to the offering may be obtained at the SEC’s website, http://www.sec.gov or from Roth Capital Partners, Equity Capital Markets, 888 San Clemente Drive, Newport Beach, CA 92660 (telephone: 800-678-9147; e-mail: rothecm@roth.com).

This news release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful. The shares of common stock and warrants may only be offered by means of a prospectus.

About Mad Catz

Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE MKT/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming), Tritton® (audio), and Saitek® (simulation) brands. Mad Catz products cater to passionate gamers across multiple platforms including in-home gaming consoles, handheld gaming consoles, Windows® PC and Mac® computers, smart phones, tablets and other mobile devices. Mad Catz distributes its products through its online store as well as distribution via many leading retailers around the globe. Headquartered in San Diego, California, Mad Catz maintains offices in Europe and Asia. For additional information about Mad Catz and its products, please visit the Company’s website at www.madcatz.com.

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Cautionary Note Regarding Forward-Looking Statements

Information in this press release that involves the Company’s expectations business prospects, plans, intentions or strategies regarding its future are forward-looking statements or forward-looking information under applicable law (collectively, “forward-looking statements”) that are not facts and that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning including, in respect to the completion of the offering, the satisfaction of closing conditions and the use of proceeds from the offering in connection with any discussion of future operating or financial performance. Among the factors that could cause the Company’s actual future results to differ materially from those expressed in the forward-looking statements set forth in this release include the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first-party price reductions; availability of capital under our credit facility; commercial acceptance of new in-home gaming consoles; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; unanticipated product delays; or a downturn in the market or industry. A further list and description of these and other factors, risks, uncertainties and other matters can be found in the Company’s most recent annual report, and any subsequent quarterly reports, filed with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. The forward-looking statements in this release are based upon information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements as a result of new information or future events or developments except as required by law. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of the Company and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

Mad Catz and the Mad Catz logo are trademarks or registered trademarks of Mad Catz Interactive, Inc., its affiliates and/or subsidiary companies. All other marks are the property of their owners.

Source

Mad Catz Interactive, Inc.

Contact:
Karen McGinnis	Joseph Jaffoni, Norberto Aja, Jim Leahy
Chief Financial Officer	JCIR
Mad Catz Interactive, Inc.	mcz@jcir.com or (212) 835-8500
kmcginnis@madcatz.com or (858) 790-5040

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